UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. ___)*

Infoblox Inc.
(Name of Issuer)

Common Stock, par value $0.0001 per share
(Title of Class of Securities)

45672H104
(CUSIP Number)

January 13, 2016
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed.

☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.
The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 45672H104	SCHEDULE 13G	Page 2 of 12

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Dorsal Capital Partners Master Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 3,100,000
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 3,100,000
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,100,000
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.2%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 45672H104	SCHEDULE 13G	Page 3 of 12

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Dorsal Capital Partners GenPar, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 3,100,000
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 3,100,000
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,100,000
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.2%
12	TYPE OF REPORTING PERSON OO

CUSIP No. 45672H104	SCHEDULE 13G	Page 4 of 12

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Dorsal Capital GenPar MGP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 3,100,000
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 3,100,000
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,100,000
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.2%
12	TYPE OF REPORTING PERSON OO

CUSIP No. 45672H104	SCHEDULE 13G	Page 5 of 12

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Dorsal Capital Management, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 3,100,000
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 3,100,000
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,100,000
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.2%
12	TYPE OF REPORTING PERSON IA

CUSIP No. 45672H104	SCHEDULE 13G	Page 6 of 12

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON DCM Capital, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 3,100,000
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 3,100,000
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,100,000
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.2%
12	TYPE OF REPORTING PERSON OO

CUSIP No. 45672H104	SCHEDULE 13G	Page 7 of 12

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Ryan Frick
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 3,100,000
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 3,100,000
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,100,000
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.2%
12	TYPE OF REPORTING PERSON IN

CUSIP No. 45672H104	SCHEDULE 13G	Page 8 of 12

ITEM 1.	(a)	Name of Issuer:

Infoblox, Inc.

	(b)	Address of Issuer’s Principal Executive Offices:

3111 Coronado Drive Santa Clara, California 95054

ITEM 2.	(a)	Name of Person Filing:

This Statement on Schedule 13G is being filed on behalf of the following persons (each, a “Reporting Person” and collectively, the “Reporting Persons”):

(i)	Dorsal Capital Partners Master Fund, L.P. (“Master Fund”);

(ii)	Dorsal Capital Partners GenPar, LLC (“GenPar”), the general partner of Master Fund;

(iii)	Dorsal Capital GenPar MGP, LLC (“GenPar MGP”), the managing member of GenPar;

(iv)	Dorsal Capital Management, LLC (“Dorsal Capital”), the investment advisor of Master Fund;

(v)	DCM Capital, LLC (“DCM Capital”), the managing member of Dorsal Capital; and

(vi)	Ryan Frick, the managing member of each of GenPar MGP and DCM Capital.

(b)	Address of Principal Business Office, or if None, Residence:

The principal residence or business address of each of the Reporting Persons is

203 Redwood Shores Parkway, Redwood City, California 94065.

(c)	Citizenship:

See row 4 on cover page of each Reporting Person.

(d)	Title of Class of Securities:

See cover page.

(e)	CUSIP Number:

See cover page.

CUSIP No. 45672H104	SCHEDULE 13G	Page 9 of 12

ITEM 3.	IF THIS STATEMENT IS FILED PURSUANT TO §240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

	(a)	[__] Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o)

	(b)	[__] Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c)

	(c)	[__] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c)

	(d)	[__] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8)

	(e)	[__] An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E)

	(f)	[__] An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);

	(g)	[__] A Parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G);

	(h)	[__] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813)

	(i)	[__] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3)

	(j)	[__] A non-U.S. institution in accordance with §240.13d-1(b)(1)(ii)(J);

If this statement is filed pursuant to Rule 13d-1(c), check this box ☒

ITEM 4.	OWNERSHIP

All ownership percentages set forth herein assume that there are 59,847,362 Shares outstanding, representing the total number of Shares reported in the Quarterly Report of the Issuer filed on Form 10-Q with the Securities and Exchange Commission (the “SEC”) on December 3, 2015.
(a)	Amount beneficially owned:
See row 9 of cover page of each Reporting Person.

(b)	Percent of class:
See row 11 of cover page of each Reporting Person.

(c)	Number of shares as to which such person has:

(i) Sole power to vote or to direct the vote
See row 5 of cover page of each Reporting Person.

CUSIP No. 45672H104	SCHEDULE 13G	Page 10 of 12

(ii) Shared power to vote or to direct the vote
See row 6 of cover page of each Reporting Person.

(iii) Sole power to dispose or to direct the disposition of
See row 7 of cover page of each Reporting Person.

(iv) Shared power to dispose or to direct the disposition of
See row 8 of cover page of each Reporting Person.

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

Not Applicable.

ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Not Applicable

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

Not Applicable

ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

Not Applicable

ITEM 9.	NOTICE OF DISSOLUTION OF GROUP

Not Applicable

ITEM 10.	CERTIFICATIONS.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

CUSIP No. 45672H104	SCHEDULE 13G	Page 11 of 12

SIGNATURE
After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.
Date:            January 25, 2016

DORSAL CAPITAL PARTNERS MASTER FUND, L.P.

By:	Dorsal Capital Partners GenPar, LLC, its General Partner

By:	/s/ Ryan Frick
	Name:	Ryan Frick
	Title:	Authorized Signatory

DORSAL CAPITAL PARTNERS GENPAR, LLC

By:	Dorsal Capital GenPar MGP, LLC, its Managing Member

By:	/s/ Ryan Frick
	Name:	Ryan Frick
	Title:	Authorized Signatory

DORSAL CAPITAL GENPAR MGP, LLC

By:	Ryan Frick, its Managing Member

By:	/s/ Ryan Frick
	Name:	Ryan Frick
	Title:	Managing Member

CUSIP No. 45672H104	SCHEDULE 13G	Page 12 of 12

DORSAL CAPITAL MANAGEMENT, LLC

By:	DCM Capital, LLC, its Managing Member

By:	/s/ Ryan Frick
	Name:	Ryan Frick
	Title:	Authorized Signatory

DCM CAPITAL, LLC

By:	Ryan Frick, its Managing Member

By:	/s/ Ryan Frick
	Name:	Ryan Frick
	Title:	Managing Member

RYAN FRICK

By:	/s/ Ryan Frick

EXHIBIT 1
JOINT FILING AGREEMENT
In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of this Schedule 13G.  This Joint Filing Agreement shall be included as an Exhibit to such joint filing.  In evidence thereof, each of the undersigned, being duly authorized, have hereby executed this Agreement.
Date:            January 25, 2016

DORSAL CAPITAL PARTNERS MASTER FUND, L.P.

By:	Dorsal Capital Partners GenPar, LLC, its General Partner

By:	/s/ Ryan Frick
	Name:	Ryan Frick
	Title:	Authorized Signatory

DORSAL CAPITAL PARTNERS GENPAR, LLC

By:	Dorsal Capital GenPar MGP, LLC, its Managing Member

By:	/s/ Ryan Frick
	Name:	Ryan Frick
	Title:	Authorized Signatory

DORSAL CAPITAL GENPAR MGP, LLC

By:	Ryan Frick, its Managing Member

By:	/s/ Ryan Frick
	Name:	Ryan Frick
	Title:	Managing Member

DORSAL CAPITAL MANAGEMENT, LLC

By:	DCM Capital, LLC, its Managing Member

By:	/s/ Ryan Frick
	Name:	Ryan Frick
	Title:	Authorized Signatory

DCM CAPITAL, LLC

By:	Ryan Frick, its Managing Member

By:	/s/ Ryan Frick
	Name:	Ryan Frick
	Title:	Managing Member

RYAN FRICK

By:	/s/ Ryan Frick